UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2008

BRUKER BIOSCIENCES CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-30833 (Commission File Number)	04-3110160 (IRS Employer Identification No.)
40 Manning Road Billerica, MA 01821 (Address of principal executive offices)(Zip Code)
Registrant’s telephone number, including area code: (978) 663-3660

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the reporting obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 of the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) Exchange Act

Item 8.01.  Other Events.

On February 25, 2008, Bruker BioSciences Corporation (the “Company”) announced the results of its special meeting of stockholders held today, February 25, 2008, in Boston, Massachusetts.  Over ninety-two percent (92%) of all outstanding shares voted.  Stockholders voted in favor of all the proposals on the proxy:

•                  The acquisition of all of the outstanding stock of Bruker BioSpin Inc., a Delaware corporation based in Billerica, Massachusetts (the “U.S. Acquisition”).

•                  The acquisition of all of the share capital of Bruker Physik GmbH, a German limited liability company, and Techneon AG, a Swiss stock corporation (the “German Acquisition”).

•                  The acquisition of all of the equity of Bruker BioSpin Invest AG through a reverse triangular merger (the “Swiss Merger” and together with the U.S. Acquisition and the German Acquisition, the “Bruker BioSpin Group Acquisition”), and the issuance of shares of the Company’s common stock in connection with the Swiss Merger.

•                  The amendment of the Company’s certificate of incorporation to increase the number of shares of common stock authorized for issuance from 200,000,000 to 260,000,000.

•                  The amendment of the Company’s amended and restated stock option plan to increase the number of shares of common stock for which options and restricted stock may be granted under the stock option plan from 8,000,000 to 10,000,000.

•                  The amendment of the Company’s certificate of incorporation to change the name of the Company to Bruker Corporation.

•                  The election of one Class II director to hold office until the 2008 annual meeting of stockholders and one Class III director to hold office until the 2009 annual meeting of stockholders.

The approval of the Bruker BioSpin Group Acquisition required the approval of the majority of the Company’s stockholders who voted and who are not affiliated with the shareholders of the Bruker BioSpin companies.  Of the non-affiliated stockholders who voted, in excess of ninety nine percent (99%) voted in favor of the acquisition.

A copy of the press release issued by the Company on February 25, 2008 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(c)	Exhibits

Number

	99.1	Press release dated February 25, 2008.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRUKER BIOSCIENCES CORPORATION (Registrant)

Date: February 25, 2008	By:	/s/ Frank H. Laukien
Frank H. Laukien, Ph.D.
Chief Executive Officer and President

Exhibit Index

Exhibit Number	Exhibit Name

99.1	Press release dated February 25, 2008.